Exhibit 10.1

Grace Rich Joint Venture Agreement

THIS JOINT VENTURE AGREEMENT made and entered into this 16th day of (“Agreement”), by and between SAAMABA, LLC, a Michigan limited liability corporation (“Company A”), Scio Diamond Technology Corporation, a Nevada corporation (“Company B”) and S21 Research Holdings, an Israel corporation (“Company C”):

W I T N E S S E T H:

WHEREAS, Company A, Company B and Company C collectively desire to establish a joint venture company which will be engaged in the manufacture and distribution of type lla Single-Crystal CVD Diamonds worldwide, and

WHEREAS, Company A, Company B and Company C desire to cooperate and assist each other in operating such a joint venture company in accordance with the terms of this agreement.

NOW, THEREFORE, for and in consideration of the premises and the covenants hereinafter set forth, Company A, Company B and Company C (sometimes collectively referred to as the “parties”) hereby agree as follows:

1.           DEFINITIONS

Unless otherwise defined herein, each of the terms set forth below shall have the meaning indicated:

1.1          “Affiliate” shall mean any corporation, other entity, partnership or other business enterprise (other than GRACE RICH, as defined herein):

1.1.1       which owns or controls, directly or indirectly, more than fifty percent (50%) of the voting rights with respect to the election of directors of either party hereof;

1.1.2       of which more than fifty percent (50%) of the voting rights with respect to the election of directors is owned or controlled, directly or indirectly, by either party hereto.

1.2          “Memorandum of Articles” shall mean the memorandum of articles of GRACE RICH to be adopted by the directors of said entity.

1.3          “Effective Date” shall mean the date on which all parties have executed this Agreement in full.

1.4          “GRACE RICH” shall mean GRACE RICH LIMITED, A HONG KONG entity incorporated pursuant to the laws of HONG KONG and in accordance to the terms of Article 2 hereof.

1.5          “Shares” shall mean all shares of the capital stock of GRACE RICH, which may be issued by GRACE RICH pursuant to the provisions of Article 4hereof.

1.6          “Territory” shall mean worldwide unless specifically excluded from the definition.

1.7          “Licensed Products” shall mean Type 1 Licensed Products and Type 2 Licensed Products.

1.8          “Type 1 Licensed Products” shall mean type lla single crystal CVD manufactured diamond being 4 millimeters in depth and finished at a weight of .5 carat or less after cutting and polishing.

1.9          “Type 2 Licensed Products” shall mean any type IIa single crystal CVD manufactured diamond outside the scope of Type 1 Licensed Products.

1.10        “WFOE” or “Subsidiary” shall mean the entity to be established pursuant to the laws of the People’s Republic of China 100% owned by GRACE RICH.

1.11        “PRC” shall mean People’s Republic of China, including its SAR of Hong Kong and Macao.

1.12        “Shareholders’ Agreement” shall mean the Shareholders’ Agreement, of even date herewith, among Company A, Company B and

Proprietary and Confidential	9/16/13

Company C.

1.13        “Closing of this transaction” shall mean the date on which shares of GRACE RICH have been duly paid up by each of the subscribers and the shares have duly issued and recorded in GRACE RICH’s stock ledger.

2.             BUSINESS SCOPE, PURPOSE

The purpose of this joint venture is to establish a manufacturing facility in the People’s Republic of China for the manufacture of Licensed Products, as licensed in the Licensed Agreement, for sale in the territory.  The joint venture will be established outside of the PRC and the joint corporate vehicle (“GRACE RICH”) will be used as the single investor for investment in the manufacturing facility in the PRC.  “GRACE RICH” shall be the 100% owner of the WFOE to be established in accordance with the laws of the PRC.

3.             FORMATION OF GRACE RICH

3.1          As of June 6, 2013, GRACE RICH has been duly formed and organized under the Companies Ordinance (Chapter 32) of the Special Administrative Region of Hong Kong, the People’s Republic of China.  The name of this China subsidiary is GRACE RICH LIMITED.

3.2          Company A has applied and received approval from the proper authorities of Hong Kong to form GRACE RICH and the parties hereto shall collectively execute such other documents as may be necessary or required by the applicable laws of such jurisdiction in order to complete the formation of GRACE RICH, if any.

3.3          Company B and Company C shall cooperate and consult with Company A, as needed, with respect to the procedures and particulars of the organization and completion of registration of GRACE RICH.

3.4          The expenses of such organization and registration including, without limitation, all registration taxes, notary and attorneys’ fees, auditor’s fees, etc. shall first be borne by Company A, subject to reimbursement by GRACE RICH to the maximum extent permitted by the applicable law.  The portion of such expenses that GRACE RICH may not legally bear shall be borne by Company A.

4.             CAPITAL

4.1          The authorized capital of GRACE RICH shall be HK$20,000 represented by 10,000 shares of Series A Preferred, 5,000 shares of Series B Preferred and 5,000 shares of Series C Common stock, each with a par value of HK$1.00.

4.2          The shares shall be issuable to all subscribers upon receipt of proper and legal consideration as set forth herein.

4.3          After execution of this Agreement, Company A shall purchase 6,000 shares of Series A Preferred stock for HK$6,000, representing a 60% share in all issued and outstanding shares of GRACE RICH, Company B shall purchase 3,000 shares of Series B Preferred stock for HK$3,000, representing a 30% share in all issued and outstanding shares of GRACE RICH and Company C shall purchase 1,000 shares of Series C common stock for HK$1,000, representing a 10% share in all issued and outstanding shares of GRACE RICH.  Each party shall pay the subscriptions for such shares on date of Closing of the joint venture following the execution of this Agreement.

4.4          All shares shall contain a legend that the said shares are issued subject to the terms, conditions and restrictions contained in this Agreement.

4.5          The parties hereby agree that the capital stock of GRACE RICH held by them or their wholly owned subsidiary shall not be mortgaged, pledged, sold, exchanged or otherwise encumbered or disposed of except as approved by the majority of the Board of Directors consistent with applicable laws.

4.6          Should there be a cash call by GRACE RICH, each party or subscriber herein is given the opportunity to contribute in proportion to its current holdings to maintain its relative percentage share in GRACE RICH, except, however, only Company B shall have the option, but not the obligation to contribute cash to GRACH RICH in proportion to its current holdings and failure to inject additional capital shall not in any way proportionately reduce Company B’s shareholding as set forth at the outset of this joint venture.  Any failure to meet the cash call requirements when due will subject the non-contributing party (except Company B) to a proportionate reduction of its shareholding in GRACE RICH.

5.           FINANCING

5.1          Any funds for GRACE RICH’s operations and further investments, including capital expenditures, working capital required in excess of the paid-in capital and other needs shall be procured by GRACE RICH through contributions of the parties hereto, loans from banks and other financing organizations, or third parties whose qualifications have been approved by a majority of the board of directors of GRACE RICH.  Any contributions in cash or purchases of GRACE RICH shares by third parties approved by the Board of Directors of GRACE RICH shall result in a proportionate reduction of the holdings of each of the parties hereto (except Company B).

5.2          Should GRACE RICH be unable to secure loans or other financing from investors, banks or other interested parties, such banks or organizations, Company A shall have the option of terminating this Agreement upon notice to all parties without further obligations, make such loans to GRACE RICH or otherwise make guarantees of GRACE RICH bank debt.

6.             MANAGEMENT OF GRACE RICH

6.1          The management of GRACE RICH shall be vested in the Board of Directors of the company in accordance with the Memorandum of Articles and/or the mandatory provisions of the laws of Hong Kong, PRC.

6.2          GRACE RICH shall have four (4) directors, three (3) of whom shall be nominees of Company A and one (1) of whom shall be nominees of Company B.  Company A and Company B agree to vote their shares in GRACE RICH to elect the respective nominees of Company A and Company B as directors of GRACE RICH.  In case of a vacancy among the directors, the same party, which nominated the predecessor, shall nominate the individual selected to fill such vacancy and the other party hereby agrees to do all things required to elect such person a director. Company C shall not be eligible to appoint any directors of GRACE RICH.

6.3          A quorum for all meetings of the Board of Directors and for the passage of valid resolutions and the conduct of any business by the Board of Directors shall be that number of directors which is equal to one-half of the total number of authorized directors (whether or not there are then vacancies in office) plus one director; and all resolutions shall require a majority vote of the Board of Directors. The parties hereto agree to amend the Memorandum of Articles of GRACE RICH to conform to the intent specified herein unless the laws of the Hong Kong SAR otherwise require a different voting majority.  All Board resolutions shall pass by majority vote of the Board of Directors, including, but not limited to the following:

(a)           The declaration and payment of dividends;

(b)           The acquisition of, or participation in, another business, except the establishment of a WFOE in the PRC for the purpose of manufacturing and distribution of Licensed Products shall NOT require a further vote of the Board of Directors;

(c)           Entering into any contract (other than contracts of purchase, sale or lease in the ordinary course of business) obligating GRACE RICH for a term exceeding three years;

(d)           The sale, mortgage, encumbrance or grant of leases of any material assets (other than in the ordinary course of business).

(e)           Lending funds (whether or not secured) in the aggregate amount outstanding at any given time in excess of an amount fixed from time to time by the Board of Directors other than loans and credit extended to customers in the ordinary course of business.

(f)            Any borrowing exceeding such ceilings as the Board of Directors shall establish from time to time and not comprehended by the annual budget approved by the Board of Directors.

(g)           Any guarantee, directly or indirectly, of any obligation other than in the ordinary course of business.

(h)           Initiating or defending legal proceedings in a court of law, referring disputes to the determination of arbitrators or taking any other measures for the purpose of obtaining a binding opinion, excepting, however, temporary injunctions and such other legal actions as allow for no delay or are of a purely precautionary nature and, further, excepting legal actions against defaulting customers or suppliers or against present or former employees (other than any Director) on an individual basis in disputes arising out of their conditions of employment on its termination.

6.4          The members of the Board of Directors shall serve without compensation unless compensation is voted by the action of the majority of the Board of Directors.  The compensation and duties of the officers of GRACE RICH shall be determined from time to time by valid resolution of the Board of Directors.

6.5          The Board of Directors shall elect a Chairman of the Board, who shall also serve as CEO/Managing Director of GRACE RICH.

6.6          The parties hereby agree that the Chairman of the Board and CEO/Managing Director shall be held by a nominee of Company A and that all other offices such as Vice President, Chief Financial Officer, COO, Chief Legal Officer shall be nominated and approved by the majority of the Board of Directors.

6.7          The individuals elected as officers shall serve in such capacity until their successors are elected and qualified.

6.8          GRACE RICH may also have one or more Vice Presidents, a Secretary and a Treasurer, subject to the agreement of the majority of the Board of Directors.

7.                             ESTABLISHMENT OF A WFOE IN THE PRC

7.1          GRACE RICH shall serve as the sole investor and 100% shareholder of a WFOE to be established in the PRC for the purpose of manufacturing and distribution of Licensed Products.

7.2          The WFOE shall be capitalized in accordance the laws of the PRC and shall be established at a location to be determined by the Board of Directors of GRACE RICH consistent with the needs of the business.

7.3          The WFOE shall be managed by a Legal Representative, who may also serve as the General Manager of the WFOE, and both parties, as will be set forth in their employment contracts, shall report to the Board of Directors and serve at the will of the Board.

8.             LICENSE OF TECHNOLOGY, GUIDANCE AND SUPPORT

8.1          Company B agrees to provide, per the attached Exhibit A Consulting Agreement, GRACE RICH or WFOE consultation and guidance for the build-out (design and construction) of a facility and its associated infrastructure for the manufacturing and distribution of Licensed Products.  This consulting agreement shall be executed simultaneously with this Agreement and shall have a term co-terminus with this Agreement.

8.2          Company B grants an exclusive royalty-free license to GRACE RICH, with the right to sublicense same to GRACE RICH’S Affiliate, of Company B’s technology, process knowledge, trade secrets and related intellectual property rights to enable GRACE RICH and/or its Affiliate to produce annualized output of gemstones consistent with the business plan of GRACE RICH.  This license may not be revoked or terminated for any reason, except for failure of Grace Rich to cure a material breach of this license within two (2) years from the date of notice; after which, termination can be effected by thirty (30) days’ advance written notice from Company B to GRACE RICH..  All intellectual property conceived or created by GRACE RICH and/or its Affiliates shall be owned by GRACE RICH subject to its agreement with the inventor(s).  This license agreement (the “License Agreement”) shall be executed simultaneously with this Agreement.

8.3          Company B agrees to provide, per the attached Exhibit A Consulting Agreement to GRACE RICH or WFOE consultation and guidance, including, general consulting, guidance, training and technical assistance related to the business scope of GRACE RICH and/or the WFOE to enable the WFOE to execute its business plan. This consulting agreement shall be executed simultaneously with this Agreement and shall have a term co-terminus with this Agreement.

8.4          Company C agrees to facilitate free of charge to GRACE RICH or WFOE (except for reimbursement of reasonable expenses incurred in connection with the service) the transfer of technology, trade secret and knowhow which will enable GRACE RICH and/or WFOE to achieve its business goal of a certain amount of gemstones output.  This consulting agreement shall be executed simultaneously with this Agreement and shall have a term co-terminus with this Agreement.

9.           REPORTING AND INSPECTION

9.1          GRACE RICH shall keep true and accurate books of account and records in the English language in accordance with sound accounting practices, employing standards, procedures and form in conformity with Hong Kong generally accepted accounting principles.

9.2          GRACE RICH shall render such periodic reports as are reasonably necessary to keep the parties hereto advised of the operations and financial position of GRACE RICH.  If specially requested by Company A or Company B, GRACE RICH shall render special monthly, quarterly and annual reports with such information and in such form as are prescribed by Company A or Company B respectively, provided the cost of such special reports are borne by the party requesting for such information.

9.3          Only Company A or Company B may allow their respective accountants, auditors or other individuals with corresponding responsibilities in the employ of each of them shall have full access at all reasonable times to all financial and operational areas in the possession or under the control of GRACE RICH and to all books of account and other records and documents of GRACE RICH.  The examinations by such internal accountants, auditors or other individuals as aforesaid will be at the expense of each party who makes such examinations and shall be solely for the purpose of assuring such party that all operations of GRACE RICH are being conducted in accordance with this Agreement and to detect any inefficiencies or lack of control which may exist to the detriment of the profitability of GRACE RICH.

9.4          At the end of each fiscal period of GRACE RICH, the books of account and records of GRACE RICH shall be audited, at the expense of GRACE RICH, by a firm of independent public accountants appointed by the Board of Directors and authorized to practice in in Hong Kong SAR and competent to audit the books and records of GRACE RICH.  Examination by such firm of independent public accountants shall be made in accordance with generally accepted auditing standards, practices, procedures and forms in the United States or Hong Kong SAR.

10.        ADDITIONAL COVENANTS

10.1        Each party hereto shall keep, and shall use its best efforts to ensure that its directors, officers, employees, agents, customers and suppliers keep confidential all CONFIDENTIAL INFORMATION of GRACE RICH, the WFOE and the parties hereto., GRACE RICH shall not disclose CONFIDENTIAL INFORMATION to third parties without the express written consent of the party that the information relates to, unless such information has already been published or has been in its possession other than through the original sender, GRACE RICH or a person deriving such information, directly or indirectly, from the original sender.

10.1.1     The parties hereto shall each obtain and shall cause GRACE RICH to obtain from their directors, officers and employees, such non-disclosure agreements in writing as are necessary and proper to implement the provisions of this Sub-Paragraph.

10.1.2     In the event that this Agreement is terminated or that the party who has received CONFIDENTIAL PROPRIETARY INFORMATION ceases its status as a shareholder of GRACE RICH, all Confidential Proprietary Information shall be returned immediately by the respective parties unless other arrangements are made relative to the continued use of such CONFIDENTIAL INFORMATION.

10.1.3     The obligations imposed by this Paragraph shall survive the termination and/or assignment of this Agreement or the transfer to any third party of all or any Shares of GRACE RICH.

10.2        Unless otherwise provided for in this Agreement, the parties hereto shall provide for their own expenses in connection with the transactions contemplated hereby, including all fees and disbursements of counsel and all other expenses incurred by or on behalf of such party in the performance of its obligations hereunder, provided that if either of the parties hereto should thereby bear a disproportionate amount of expenses which accrues primarily to the benefit of GRACE RICH as opposed to such party’s separate account, such party shall notify the other parties and supply them with a reasonably detailed description of its expenses, and the parties hereto shall endeavor forthwith to reach agreement upon an equitable basis of apportionment.

10.3        The parties hereby covenant and agree that GRACE RICH and all its subsidiaries (WFOE) shall constitute the sole vehicle through which they (and all of their Affiliates) will engage in the business of selling Licensed Products in the Territory.  Accordingly, any party (including any of their Affiliates) shall neither engage nor knowingly cause a third party to engage (other than through GRACE RICH) in the above business in the Territory.

10.4        Each party shall indemnify the other for its portion of expenses or damages incurred or paid, or to be paid, by GRACE RICH (including reasonable attorney fees) in defending any dispute or controversy with third parties arising solely out of independent activities of the indemnifying party.

10.5        In the event the license, guidance and support referenced in Paragraph 8 above and the agreements to which they reference are no longer in effect for any or no reason at all, parties hereto agree that GRACH RICH may redeem the shares held by Company B and Company C, and each of them, at the par value of HK$1.00 per share upon written notice to each of them, and Company B and Company C, and each of them, hereby agree that it or they are hereby consenting to such redemption in advance and agree take such additional action and execute such additional amendments or documents so as to fully effectuate the intent of the parties expressed herein, including but not limited to revision of the Memorandum of Articles of GRACH RICH and related Shareholders’ Agreement.

10.6        As further inducement to Company A for entering into this Agreement and the subsequent undertakings to fund the joint venture in Hong Kong SAR and the PRC as anticipated herein, Company B agrees that until May 31, 2014, Company A shall have the right, but not the obligation, to loan a sum to Company B, and Company B hereby agrees to accept such sum for the sole purpose of paying-off its existing loan with Platinum One, resulting in the removal of any and all liens or encumbrances on the Licensed Patents and Licensed Technology that maybe held by Platinum One.  Such loan shall be on terms and conditions mutually acceptable to Company A and Company B, but shall include, among other things, the reversion of all right, interest and title in the Licensed Patents and Technology to Company A in the event of a default by Company B.   The loan agreement to be executed between Company A and Company B shall be the subject of a separate agreement. A sample of the loan agreement is attached hereto as Exhibit C for reference.

10.7        Company B agrees, as an express condition of Company A’s willingness to enter into this Agreement and undertaking to seek funding for the business as contemplated herein, for a period of two years (2 years) following the Closing of the transaction as contemplated herein,  Company B will not sell or offer for sale any machinery, equipment or technology to any third party that utilizes or contains the intellectual property referenced herein for manufacturing Type 1 Licensed Products (as defined in the License Agreement), except where the equipment or technology is controlled or operated by Company B,  nor will Company B consult or provide consulting services, directly or indirectly, through any of its Affiliates, to any third party for a period of two years (2 years) following the Closing of the transaction contemplated herein on matters that pertain to the Business or the intellectual property referenced herein for Type 1 Licensed Products, without the prior written approval of Company A, which approval shall not be unreasonably withheld.

10.8        At closing, the parties shall procure that the following agreements are executed in the agreed form:

(a)        The Consulting Agreement;

(b)        The Shareholders’ Agreement;

(c)        The License Agreement;

(d)        The Side Agreement; and

(e)        Initials signifying agreement on the format of The Sublicense Agreement.

11.        FORCE MAJEURE

11.1        Anything to the contrary in this Agreement notwithstanding, no party hereto shall be liable to the other party hereto for any loss, injury, delay, damages or other casualty suffered or incurred by such other party hereto due to strikes, riots, storms, fires, explosions, acts of God, war, governmental action, or any other cause similar thereto, and any failure or delay by either of the parties hereto in performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered as a breach of this Agreement.

11.2        In the event that performance of any of the material obligations under this Agreement should be suspended due to one or more of the foregoing causes for one hundred and twenty (120) days consecutively and such suspension should have a major adverse effect on either party or both or on the operations or financial conditions or prospects of GRACE RICH, then either party, which ever suffered thereby, may give notice to the other parties requesting mutual consultation relative to such suspension.

11.3        No later than thirty (30) days after such notice, the parties hereto shall commence discussion in good faith of the possibilities of a mutually satisfactory resolution of the problem arising from such suspension; provided, however, in the event that the parties hereto fail to resolve such problems by a mutually satisfactory agreement in writing within ninety (90) days after the aforesaid notice and it is not foreseen that such suspension will be lifted soon, either party, whichever has given the said notice, shall have the right to terminate this Agreement effective immediately upon giving notice to that effect to the other party at any time before such suspension is lifted. Any party who disagrees with such termination may submit the matter to arbitration as set forth herein for injunctive relief.  The non- prevailing party shall pay attorney fees, arbitrator fees and other costs.

11.4        It is expressly understood and agreed by the parties hereto that in the event of such termination, neither party, whichever elects to terminate this Agreement, will incur any liability to the other party hereto for any default in the performance of this Agreement arising from exercise of such right to terminate.  In the event there is a dispute on the right to terminate, this clause shall prevail if an arbitration award sides with the prevailing party.

12.        NOTICES

12.1        Except as otherwise provided in this Agreement, all notices required or permitted to be given pursuant or in reference to this Agreement shall be in writing and shall be valid and sufficient if dispatched by certified mail, postage prepaid, and addressed as follows:

If to Company A:       354 Indusco Court

Troy, MI 48083

Attention: Roger Parsons

With a copy to:

Peter Pang, Esq.

Dickinson Wright PLLC

1875 I Street NW, suite 1200

Washington DC 20006

If to Company B:       411 University Ridge — Suite D

Greenville, SC 29601

Attention:  Michael W. McMahon

If to Company C:       To be Provided

Attention:

12.2        Notices of change of address may be made at any time in the manner set forth above.  Notices given as herein provided shall be considered to have been given when sent electronically (email) with proof of delivery or five (5) days after the dispatch thereof using a reputable courier service

13.        INTERPRETATION

13.1        The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of Michigan.

13.2        The headings to Articles and Sections of this Agreement are to facilitate reference only, do not form a part of this Agreement and shall not in any way affect or be considered in the interpretation hereof.

13.3        This Agreement and the Exhibits attached hereto constitutes the entire understanding between the parties hereto regarding the subject matter hereof and supersedes all prior understandings and agreements between the parties.

13.4        No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless set forth in writing and executed by the respective duly authorized representatives of each of the parties hereto.

13.5        No omission or delay on the part of either party hereto in requiring due and punctual fulfillment by the other party of the obligations of such other party hereto as set forth in this Agreement shall be deemed to constitute a waiver by the omitting or delaying party hereto of any of its rights to require such due and punctual fulfillment of any other such obligations hereunder, whether similar or otherwise, or a waiver of any remedy it might have hereunder.

13.6        The invalidity or unenforceability of any particular provision or provisions of this Agreement shall not in any manner or way affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or provisions, if any, were omitted.

14.        MISCELLANEOUS

14.1        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns, but neither this Agreement, nor any rights, and obligations hereunder, shall be assigned by any of the parties hereto to any other person, firm or corporation, without the express prior written consent thereto by the other party, unless otherwise specifically provided for in this Agreement.

14.2        This Agreement shall not constitute either of the parties hereto the legal representative or agent of the other party hereto for any purpose whatsoever and the parties to this Agreement are not in partnership with each other, nor shall either party hereto have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind or nature, express or implied, against, or in the name or on behalf of, the other party hereto.

14.3        This Agreement may be executed in two (2) or more counterpart originals, and each such counterpart original shall be deemed an original but shall nevertheless together constitute but one and the same instrument.

15.        TERM AND TERMINATION

15.1        This Agreement is effective on Effective Date and shall continue in force and effect until the expiration of GRACE RICH’S or WFOE’S license to operate under its jurisdiction, whichever is earlier, or until GRACE RICH or WFOE shall be dissolved or otherwise cease to exist as a separate entity, unless this Agreement is sooner terminated by mutual written agreement of the parties, or pursuant to the following provisions of this Article or otherwise by lawful exercise by a party of its rights under the applicable laws.

15.2        Either party shall have the right at its option to terminate this Agreement effective immediately upon given written notice to the other party in the event of:

15.2.1     appointment of a trustee, receiver or other custodian for all or substantially all of the property of such other party, or for any lesser portion of such property if the result is materially and adversely affects the ability of such other party to fulfill its affirmative or negative obligations hereunder;

15.2.2     a judicial finding that such other party is insolvent or bankrupt; the filing of a petition in bankruptcy for itself by such other party or the filing of any such petition against such other party, if not dismissed or withdrawn within sixty (60) days thereafter;

15.2.3     an assignment by such other party for the benefit of creditors;

15.2.4     government expropriation or condemnation of all or substantially all of the assets or the capital stock of such other party or of any lesser portion of such assets or capital stock if the result materially and adversely affects the ability of such other party to fulfill its affirmative or negative obligations hereunder;

15.2.5     the dissolution or liquidation of such other party, other than in consequence of a merger, amalgamation or other corporate reorganization to which it is a party; or

15.2.6     the occurrence of any of the events set forth in above in respect of any Affiliate of such other party which owns Shares of GRACE RICH, if the result is materially and adversely to affect the ability of such other party or such Affiliate to fulfill its affirmative or negative obligations hereunder.

15.2.7     the complete termination of any party’s interest as a shareholder in GRACE RICH.

15.2.8     the failure to procure sufficient funding for the establishment of a WFOE in the PRC within the first anniversary of Effective Date as determined by Company A;

15.2.9     the failure to have established a WFOE within 18 months after Effective Date

16.          Dispute Resolution - Arbitration

All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration in the state of Michigan or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys’ fees. Any such arbitration shall be conducted by an arbitrator experienced in business disputes and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction.

17.          Compliance with Law

All parties to this joint venture agree that they each shall comply and shall cause GRACE RICH and the WFOE to comply with all applicable laws, rules and regulations of their personal domicile, or in the case of GRACE RICH and WFOE, the jurisdiction in which each such entity is registered or operates, including but not limited to Anti-Bribery Laws, Foreign Corrupt Practices Act, Sarbanes Oxley Act, SEC rules and regulations, laws on anti-discrimination, applicable Antitrust laws and laws protecting against child labor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf by their respective representatives duly hereunto authorized, intending to be legally bound hereby, as of the day and year first above written.

COMPANY A

By:

COMPANY B

By:

COMPANY C

By: